Exhibit 4.2
FORM OF

SUBSCRIPTION AGREEMENT FOR SPECIAL WARRANTS
(U.S. Purchaser)
TO:     CARDIOME PHARMA CORP.
The undersigned subscriber (the “Subscriber”) hereby irrevocably subscribes for                 special warrants (the “Special Warrants”) of Cardiome Pharma Corp. (the “Corporation”) for an aggregate subscription price of $           (the “Subscription Price”), representing a subscription price of $7.2387 per Special Warrant, on the terms and conditions set forth in this Agreement (the “Subscription Agreement”). The Subscription Agreement is being entered into pursuant to a letter agreement (the “Letter Agreement”) dated August 29, 2005 between the Corporation and the Subscriber, among others.
Terms of the Offering
1.	The Subscriber understands that the Special Warrants are being offered for sale only on a “private placement” basis and that the sale and delivery of the Special Warrants is conditional upon such sale being exempt under all applicable laws, rules and regulations such that, in the opinion of counsel to the Corporation, the Corporation may offer and sell the Special Warrants to the Subscriber without having to file a prospectus, registration statement or an offering memorandum or the Corporation otherwise having to take any affirmative action pursuant to such laws, rules and regulations in order to permit it to so offer and sell the Special Warrants, except for the filing of post-sale reports.

2.	The terms governing the Special Warrants are set out hereto in Schedule A.

3.	The Corporation will use its commercially reasonable best efforts to prepare and file, in accordance with the requirements of the securities laws, rules and regulations of the Province of British Columbia (the “Qualifying Province”) (collectively, the “Applicable Canadian Securities Laws”), with the British Columbia Securities Commission (the “Reviewing Authority”) in the Qualifying Province a preliminary short form prospectus of the Corporation in the English language qualifying the distribution of the common shares of the Corporation or such other securities, if applicable, that will be issued upon the exercise or deemed exercise of the Special Warrants in accordance with Schedule A hereto (the “Underlying Shares”), including the documents incorporated therein by reference (the “Canadian Preliminary Prospectus”), and will use its commercially reasonable efforts, to obtain from the Reviewing Authority a receipt for the Canadian Preliminary Prospectus as soon as reasonably possible, but in any event within 90 days of the date of this Subscription Agreement.

4.	The Corporation will use its commercially reasonable best efforts to fulfill all legal requirements to enable the distribution of the Underlying Shares as soon as reasonably practicable in the Qualifying Province. Such fulfillment will include, without limiting the generality of the foregoing, compliance with the Applicable Canadian Securities Laws, including compliance with all requirements with respect to the preparation and filing of a final short form prospectus of the Corporation in the English language qualifying the distribution of the Underlying Shares, including the documents incorporated therein by reference (the “Canadian Final Prospectus” and, together with the Canadian Preliminary Prospectus, the “Canadian Prospectuses”), in the Qualifying Province and the obtaining of a receipt (the “Final Receipt”) as soon as reasonably possible but in any event within 120 days of the date of this Subscription Agreement.

5.	The Corporation will use its commercially reasonable best efforts to prepare and file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form F-10 (or such other available form as may be applicable if the Form F-10 is unavailable to the Corporation) covering the offer and sale of the Underlying Shares under the United States Securities Act of 1933, as amended (the “1933 Act”), including the Canadian Preliminary Prospectus (with such deletions therefrom and additions thereto as are permitted or required by Form F-10 and the applicable rules and regulations of the SEC) (the “U.S. Preliminary Prospectus”, and together with the Canadian Preliminary Prospectus, the “Preliminary Prospectuses”) as soon as reasonably possible, but in any event within 90 days of the date of this Subscription Agreement.

6.	The Corporation will use its commercially reasonable best efforts to fulfill all legal requirements to enable the offer and sale of the Underlying Shares to Subscriber as soon as reasonably practicable in United States. Such fulfillment will include, without limiting the generality of the foregoing, compliance with the applicable provisions of the 1933 Act and applicable state “blue sky” securities laws and regulations (collectively, the “Applicable U.S. Securities Laws” and, together with the Applicable Canadian Securities Laws, the “Applicable Securities Laws”), including compliance with all requirements relating to the preparation and filing of an amendment to the registration statement, including the Canadian Final Prospectus (with such deletions therefrom and additions thereto as are permitted or required by Form F-10 and the applicable rules and regulations of the SEC) (the “U.S. Final Prospectus”, and together with the Canadian Final Prospectus, the “Final Prospectuses”), and the taking of such actions as may be necessary or desirable to cause the registration statement to become effective under the 1933 Act as soon as reasonably possible but in any event within 120 days of the date of this Subscription Agreement. Such registration statement on Form F10 (or such other available form as may be applicable if the Form F-10 is unavailable to the Corporation), including the exhibits thereto and the documents incorporated by reference therein, as amended at the time it becomes effective is herein called the “Registration Statement”. The U.S. Preliminary Prospectus and the U.S. Final Prospectus are collectively referred to herein as the “U.S. Prospectuses”.

7.	For the avoidance of doubt, in the event that (i) the Final Receipt is not obtained, or (ii) the Registration Statement is not declared effective, within two years of the date of this Subscription Agreement, provided that the Corporation shall have used its commercially reasonable best efforts to prepare and file the Preliminary Prospectuses and Final Prospectuses as contemplated in sections 3, 4, 5 and 6, the Corporation shall have no further obligations under sections 3, 4, 5, 6 and 7 from and after the day which is two years after the date of this Subscription Agreement.
Representations, Warranties and Covenants by Subscriber
8.	By executing this Subscription Agreement, the Subscriber represents and warrants to the Corporation that:
(a)	the Subscriber understands that the Special Warrants have not been registered or qualified under, and are being sold in reliance on, exemptions provided for in the Applicable Securities Laws and that the Corporation will thereby be exempt from certain disclosure obligations otherwise applicable under such Applicable Securities Laws, and that, as a result: (i) the Corporation is relieved from certain obligations that would otherwise apply under such Applicable Securities Laws; (ii) the Subscriber will not receive the benefits associated with a purchase of securities distributed under a filed prospectus, including the review of material by securities regulatory authorities and may not receive information that would otherwise be required to be provided to the Subscriber under such Applicable Securities Laws; and (iii) the Special Warrants and the Underlying Shares, if not distributed through the Final Prospectuses, will be subject to resale restrictions under such Applicable Securities Laws;

(b)	the Subscriber acknowledges that (i) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Special Warrants or the Underlying Shares; (ii) there is no government or other insurance covering the securities; (iii) there are risks associated with the purchase of the securities; (iv) there are restrictions on the Subscriber’s ability to resell the securities and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the securities, and (v) the Corporation has advised the Subscriber that the Corporation is relying on an exemption from the requirement to provide the Subscriber with a prospectus and to sell securities through a person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to the Subscriber.

(c)	the Subscriber has been independently advised as to and is aware of the applicable restrictions on the resale of the Special Warrants and the Underlying Shares, if not distributed through the Final Prospectuses, imposed by the Securities Act (British Columbia) and the regulations and rules made thereunder and by the 1933 Act and of the fact that until the Underlying Shares are registered or qualified under the Applicable Securities Laws, the Subscriber is not able to resell such securities except in accordance with the Applicable Securities Laws and that the Subscriber is solely responsible (and the Corporation and its advisors are not in any way responsible) for compliance with applicable resale restrictions;

(d)	the Subscriber further acknowledges and agrees that, because the Special Warrants have not been registered under the 1933 Act and the Special Warrants are being offered and sold in a private offering exempt from registration under the 1933 Act: (i) the Special Warrants and the Underlying Shares, if not subject to an effective registration statement, are “restricted securities” within the meaning of Rule 144(a)(3) under the 1933 Act and cannot be reoffered or resold unless they are subsequently registered under the 1933 Act or an exemption from registration thereunder is available; and (ii) and that the Subscriber will continue to bear the economic risk of its investment in the Special Warrants and the Underlying Shares, if not subject to an effective registration statement, for an indefinite period of time;

(e)	the Subscriber agrees to comply with, and not in any manner violate, all applicable securities laws, rules or regulations upon any permitted sale, transfer or other disposition of the Special Warrants and any Underlying Shares and the Subscriber acknowledges that the certificates representing the Special Warrants and any Underlying Shares, if not distributed through the Final Prospectuses and subject to an effective registration statement, will bear such legends (if any) as may, in the opinion of legal counsel to the Corporation, be necessary in order to avoid a violation of any securities laws of any provinces of Canada or of the United States or the securities laws of any state of the United States; the failure or omission to endorse any legend on any certificate will not affect the issue or delivery of the Special Warrants or any Underlying Shares or the validity or enforceability thereof; without limiting the generality of the foregoing, the Subscriber acknowledges that it is aware of the applicable hold period or restrictions imposed in respect of the Special Warrants and any Underlying Shares by the Applicable Securities Laws if the Registration Statement is not declared effective or the Final Receipt is not received and confirms that no representation has been made respecting the applicable hold or restricted period for the Special Warrants and any Underlying Shares and is aware of the risks and of the fact that the Subscriber may not be able to resell the Underlying Shares until expiry of the applicable hold or restricted period and otherwise except in accordance with applicable securities legislation and regulatory policy;

(f)	the Subscriber is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act, and the representations and warranties set out in Schedule C are true and correct and the Subscriber agrees to comply with the covenants contained therein and the Subscriber acknowledges that the Special Warrants and the Underlying Shares have not been and with respect to the Special Warrants will not be registered under the 1933 Act or the securities laws of any state or political subdivision of the United States and the Subscriber acknowledges that by signing this Subscription Agreement, it is certifying that the representations and warranties in Schedule C are true and correct;

(g)	the Subscriber acknowledges and agrees that the Special Warrants are non-transferable; the Subscriber agrees that it will not re-offer, resell, pledge, hypothecate or otherwise transfer any of the Special Warrants;

(h)	the Subscriber agrees that it will not re-offer, resell, pledge, hypothecate or otherwise transfer any of the Underlying Shares (or securities that may be received in replacement thereof or in exchange therefor) except: (i) to the Corporation; (ii) in a transaction outside the United States meeting the requirements of Rule 904 of Regulation S under the 1933 Act; (iii) in a transaction exempt from registration under the 1933 Act and any applicable state securities (“blue sky”) laws; (iv) in a transaction in Canada that occurs on or after the date that is the second business day after the date the Final Receipt is issued or deemed to be issued by the Reviewing Authority; or (v) pursuant to a registration statement declared effective under the 1933 Act. The Subscriber agrees that, in connection with any transaction pursuant to the foregoing clause (iii), it will furnish to the Corporation a written opinion of counsel acceptable to the Corporation acting reasonably to the effect that such offer, sale, pledge, hypothecation or other transfer is exempt from the qualification and registration requirements of all Applicable Securities Laws;

(i)	the Subscriber acknowledges and agrees that the certificate representing the Special Warrants (and any certificate issued in replacement thereof or in exchange therefor) will bear a restrictive legend in substantially the following form and that an appropriate stop transfer order implementing the same will be lodged with the transfer agent of the Corporation:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED AND ARE NON-TRANSFERABLE.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE FEBRUARY 22, 2006.”
(j)	the Subscriber acknowledges and agrees that, in accordance with Section 3.08 of Schedule A, each certificate for the Underlying Shares (and any certificate issued in replacement thereof or in exchange therefor) will bear a restrictive legend in substantially the form provided in Section 3.08 of Schedule A and that an appropriate stop transfer order implementing the same will be lodged with the transfer agent of the Corporation, but only if the Underlying Shares remain subject to a hold period or other restrictions of transfer under Applicable Securities Laws. For clarity and avoidance of doubt, if the Underlying Shares are acquired upon exercise of the Special Warrants pursuant to Subsection A of the definition of “Automatic Exercise Time” in Schedule A, then the certificate for the Underlying Shares shall bear no such legend;

(k)	the United States restrictive legend described in Section 3.08 of Schedule A if any, may be removed by providing a declaration to the Corporation’s transfer agent for the common shares of the Corporation (the “Common Shares”) substantially as attached hereto as Schedule C (or as the Corporation’s transfer agent may prescribe from time to time) upon the sale of the Underlying Shares by the Subscriber;

(l)	the Subscriber is resident in the Commonwealth of Massachusetts and is not resident in British Columbia or any other province or territory of Canada and the purchase by the Subscriber of the Special Warrants, and all acts, solicitation, conduct or negotiations directly or indirectly in furtherance of such purchase by the Subscriber has occurred only in Massachusetts;

(m)	the Subscriber is purchasing the Special Warrants and the Underlying Shares as principal for its own account for investment purposes only and not with a view toward the resale or distribution or other disposition thereof to others or with any present intention of offering or selling the Warrants or the Underlying Shares or any interest therein; the Subscriber was not formed for the purpose of purchasing the Special Warrants or the Underlying Shares;

(n)	this subscription has not been solicited in any manner contrary to the 1933 Act;

(o)	the Subscriber is not purchasing the Special Warrants and the Underlying Shares: (i) as a result of any form of general solicitation or general advertising, and in connection therewith, the Subscriber did not receive any general solicitation or general advertising including, but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; or (ii) as a result of or subsequent to attendance at a seminar or meeting called by any of the means set forth in (i); or (iii) as a result of or attending any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising;

(p)	the Subscriber, in connection with the offering of the Special Warrants, has not received, nor has it requested, nor does it have any need to receive, any offering memorandum or similar document describing the business and affairs of the Corporation which has been or appears or purports to have been prepared primarily for delivery to, and review by, the Subscriber in order to assist it in making an investment decision in respect of securities of the Corporation;

(q)	the Subscriber’s decision to tender this subscription and purchase the Special Warrants has not been made as a result of any verbal or written representation as to fact or otherwise made by or on behalf of the Corporation or any other person and is based entirely upon publicly available information concerning the Corporation;

(r)	the Subscriber was not created and is not being used solely or primarily to permit any one or more individuals to purchase Special Warrants without a prospectus;

(s)	no person has made any written or oral representations to the Subscriber:
(i)	that any person will resell or repurchase the Special Warrants or the Underlying Shares;

(ii)	that any person will refund the purchase price of the Special Warrants; or

(iii)	as to the future price or value of any of the Special Warrants or the Underlying Shares;
(t)	the Subscriber has been advised to and has had the opportunity to consult its own legal and tax advisors with respect to this Subscription Agreement, the Schedules attached hereto and the transactions contemplated hereby (including without limitation any applicable resale restrictions and tax considerations) and has had the opportunity to acquire an understanding of the meanings of all of the terms contained herein (including in the Schedules hereto) relevant to the Subscriber for the purpose of giving representations, warranties and covenants under this Subscription Agreement and the transactions contemplated hereunder;

(u)	the Subscriber acknowledges that an investment in the Special Warrants and the Underlying Shares are subject to a number of risks and the Subscriber is aware of the risks and other characteristics of the Special Warrants and the Underlying Shares and the investment in the securities;

(v)	the Subscriber has knowledge and experience in business and financial matters, prior investment experience, including investment in securities that are traded on a national securities exchange, is capable of assessing the proposed investment in the Special Warrants and the Underlying Shares as a result of its financial and investment experience or as a result of advice received from a registered advisor or securities dealer who has evaluated the merits and risks of such investment on its behalf and is able to bear the economic consequences of its investment and a potential loss thereof;

(w)	the Subscriber has no knowledge of a “material fact” or “material change” (as those terms are defined in the Applicable Securities Laws) in the affairs of the Corporation that has not been generally disclosed to the public, except for knowledge of the transactions referred to in the Letter Agreement if not publicly disclosed;

(x)	the Subscriber has full right, power and authority to execute and deliver this Subscription Agreement and to take all actions required pursuant hereto and the Subscriber is duly incorporated or organized and validly subsisting under the laws of its jurisdiction of incorporation or organization and all necessary approvals by its directors, shareholders and others have been given to authorize execution of this Subscription Agreement on behalf of the Subscriber;

(y)	the execution, delivery and performance by the Subscriber of its obligations under this Subscription Agreement does not and will not constitute a breach of or default under any law, regulation, order or ruling applicable to the Subscriber or the constating documents of the Subscriber;

(z)	this Subscription Agreement has been duly executed and delivered by the Subscriber and has been duly authorized by the Subscriber, and, upon acceptance by the Corporation, will constitute a legal, valid and binding agreement of the Subscriber enforceable against the Subscriber in accordance with its terms, subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally; none of the funds the Subscriber is using to purchase the Special Warrants are, to the knowledge of the Subscriber, proceeds obtained or derived, directly or indirectly, as a result of illegal activities; and

(aa)	the offer and sale of the Special Warrants and the Underlying Shares has not been reviewed by the SEC nor any state regulatory authority as the offer and sale of the Special Warrants and the Underlying Shares are intended to be exempt from the registration requirements of Section 5 of the 1933 Act pursuant to Regulation D and the registration requirements of applicable state “blue sky” securities laws or regulations.
9.	The Subscriber agrees that the representations, warranties and covenants of the Subscriber herein will be true and correct both as of the execution of this Subscription Agreement and as of the Closing and they will survive the purchase by the Subscriber of the Special Warrants for a period of two (2) years and will continue in full force and effect notwithstanding any subsequent exercise of such Special Warrants in exchange for the Underlying Shares or the disposition by the Subscriber of any such Underlying Shares. The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon by the Corporation in determining the Subscriber’s eligibility and suitability as a purchaser of the Special Warrants, and the Subscriber hereby agrees to indemnify the Corporation and its directors, officers, employees, agents and representatives against any and all losses, claims, costs, expenses and damages or liabilities whatsoever which any of them may suffer or incur arising out of or based upon any representation or warranty of the Subscriber contained herein or in the Letter Agreement or in any document furnished by the Subscriber to the Corporation in connection with this Subscription Agreement being untrue or any breach or failure by the Subscriber to comply with any covenant or agreement made by the Subscriber herein or in any document furnished by the Subscriber to the Corporation in connection herewith. The Subscriber undertakes to notify the Corporation as soon as practicable of any change in any representation, warranty or other information relating to the Subscriber set forth herein which takes place prior to the Closing, provided however, that the Subscriber will notify the Corporation of any such change prior to the Closing.
Representations, Warranties and Covenants of the Corporation
10.	The Corporation hereby represents, warrants and covenants to the Subscriber (and acknowledges that the Subscriber is relying thereon) that:
(a)	the Corporation has the full corporate right, power and authority to execute and deliver this Subscription Agreement and to take all actions required pursuant hereto, including to issue the Special Warrants and the Underlying Shares to the Subscriber;

(b)	the Corporation is duly incorporated and validly subsisting under the laws of Canada, and is qualified to carry on business in the Province of British Columbia and in each other jurisdiction, if any, in respect of which the carrying on of the activities contemplated hereby make such qualification necessary;

(c)	all necessary approvals by the directors of the Corporation have been given to authorize execution of this Subscription Agreement by the Corporation and the issuance and delivery of Special Warrants to the Subscriber hereunder pursuant hereto; and no further consent, approval or action is required by the Corporation, its board of directors, its stockholders or any court, regulatory body, administrative agency or other governmental body to permit such issuance and delivery other than (i) filing of post-closing reports of exempt distributions as may be required under Applicable Securities Laws (including payment of fees in connection therewith) and (ii) any post-closing notices and filings required to be given to, or made with, the Toronto Stock Exchange (the “TSX”) and the Nasdaq Stock Market, Inc. (“Nasdaq”);

(d)	upon acceptance by the Corporation, this Subscription Agreement will be duly executed and delivered by the Corporation and will constitute a legal, valid and binding agreement of the Corporation enforceable against the Corporation in accordance with its terms, subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally;

(e)	the execution, delivery and performance by the Corporation of its obligations under this Subscription Agreement does not and will not constitute a breach of or default under any agreement, law, regulation, order or ruling applicable to the Corporation or the constating documents of the Corporation (nor has the Corporation received any notice of a claim that it is in default under or that it is in violation of any provision of its constating documents) and will not result in the creation of any lien, charge, security interest or encumbrance upon the assets of the Corporation pursuant to the terms or provisions of any agreement or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, mortgage, deed of trust, lease franchise, license, indenture, permit or other instrument to which the Corporation is a party or by which the Corporation or any of its properties may be bound or affected, except for breaches of or defaults related to any such agreement, mortgage, deed of trust, lease franchise, license, indenture, permit or other instrument that would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition, results of operation or prospects of the Corporation taken as a whole (a “Material Adverse Effect”);

(f)	the Underlying Shares have been duly authorized and, when issued, sold and delivered in accordance with the terms of this Subscription Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of all encumbrances and restrictions except for restrictions on transfer imposed by Applicable Securities Laws;

(g)	the number of shares and type of all authorized, issued and outstanding capital stock of the Corporation, and all Common Shares reserved for issuance under the Corporation’s various option and incentive plans, is specified in the Corporation’s filings required to be filed by the Corporation by all Applicable Securities Laws (the “Securities Filings”). Except as specified in the Securities Filings, no securities of the Corporation are entitled to pre-emptive or similar rights, and no person has any right of first refusal, pre-emptive right, right of participation, or any similar right to participate in the transactions contemplated by this Subscription Agreement. Except as specified in the Securities Filings, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any Common Shares, or contracts, commitments, understandings or arrangements by which the Corporation is or may become bound to issue additional Common Shares, or securities or rights convertible or exchangeable into Common Shares. The issue and sale of the Underlying Shares will not, immediately or with the passage of time, obligate the Corporation to issue Common Shares or other securities to any person (other than the Subscriber) and will not result in a right of any holder of the Corporation’s securities to adjust the exercise, conversion, exchange or reset price under such securities;

(h)	except as otherwise disclosed in the Securities Filings, (i) there are no legal or governmental actions, suits, proceedings pending and (ii) to the Corporation’s knowledge, there are no legal or governmental actions, suits, or proceedings threatened, to which the Corporation is or may be a party or subject or of which property of the Corporation is or may be the subject, or instituted by the SEC, the Reviewing Authority, any state securities commission or other governmental or regulatory entity, except any such action, suit or proceeding that would not result in a judgment, decree or order having, individually or in the aggregate, a Material Adverse Effect. To the Corporation’s knowledge, no labour disturbance by the employees of the Corporation exists or is imminent. Except as disclosed in its Securities Filings, the Corporation is not a party to or subject to the provisions of any injunction, decree, order or material judgment of any court, regulatory body, administrative agency or other governmental body, except any such injunction, decree, order or judgment having, individually or in the aggregate, a Material Adverse Effect. For purposes of this Subscription Agreement, an individual will be deemed to have “knowledge” of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter or (B) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the ordinary course; and a person (other than an individual) will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, employee, executor or trustee of such person has knowledge of such fact or other matter;

(i)	since December 31, 2004, except as disclosed in the Securities Filings: (i) there has been no material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Corporation; (ii) the Corporation has not incurred any material liabilities or obligations, indirect, or contingent not in the ordinary course of business or which could reasonably be expected to have a Material Adverse Effect; (iii) the Corporation has not paid or declared any dividends or other distributions with respect to its capital stock; (iv) the Corporation has not issued any equity securities other than the sale of the Underlying Shares hereunder and shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the board of directors of the Corporation and repurchases of shares or options pursuant to repurchase plans already approved by the board of directors of the Corporation, and there has not been any increase in indebtedness of the Corporation material to the Corporation and (v) the Corporation has not altered its method of accounting or the identity of its auditors, except as disclosed in the Securities Filings;

(j)	(i) the Corporation owns, or has obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights, trade secrets and other proprietary information described in its Securities Filings as being owned or licensed by it or which are necessary for the conduct of its business, except where the failure to own, license or have such rights would not, individually or in the aggregate, have a Material Adverse Effect (collectively, “Intellectual Property”); (ii) the Corporation has no knowledge that the Corporation lacks or will be unable to obtain any rights or licenses to use all patents and other material intangible property and assets necessary for the conduct of its business (including the commercialization of the Corporation’s product candidates) as described in the Securities Filings; (iii) to the Corporation’s knowledge, there are no third parties who have or, will be able to establish rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Corporation and except where the failure to have or establish such rights would not, individually or in the aggregate, have a Material Adverse Effect; (iv) to the Corporation’s knowledge there is no infringement by third parties of any Intellectual Property; (v) to the Corporation’s knowledge there is no pending or threatened action, suit, proceeding or claim by others challenging the Corporation’s rights in or to any Intellectual Property, and the Corporation is unaware of any facts that could form a reasonable basis for any such claim; (vi) to the Corporation’s knowledge there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property, and the Corporation is unaware of any facts that could form a reasonable basis for any such claim; (vii) to the Corporation’s knowledge there is no pending or threatened action, suit, proceeding or claim by others that the Corporation infringes or otherwise violates (or would infringe or otherwise violate upon commercialization of the Corporation’s product candidates as described in the Securities Filings) any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Corporation is unaware that any of its activities could form a reasonable basis for any such claim; and (viii) the Corporation, when appropriate, has disclosed to the US Patent and Trademark Office prior art, of which it has knowledge, that may render any patent application owned by the Corporation of the Intellectual Property unpatentable;

(k)	except as disclosed in the Securities Filings, the Corporation has not been advised, nor has reason to believe, that it is not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business, including, without limitation, all applicable local, state and federal environmental laws and regulations; in each case, except where failure to be in compliance would not have a Material Adverse Effect;

(l)	the Corporation has filed all necessary federal, state, provincial and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, other than those being contested in good faith and for which adequate reserves have been provided, and the Corporation has no knowledge of a tax deficiency which has been or might be asserted or threatened against it which is reasonably likely to have a Material Adverse Effect;

(m)	the Corporation is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the United States Investment Company Act of 1940, as amended;

(n)	neither the Corporation nor any person acting on its behalf has in the past or will hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Corporation by means of any form of general solicitation or advertising, or take any other action, which would subject the offer, issuance or sale of the Underlying Shares contemplated by this Subscription Agreement to the registration requirements of Section 5 of the 1933 Act;

(o)	the Corporation confirms that neither it nor any person acting on its behalf has provided the Subscriber or its respective agents or counsel with any information that the Corporation believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information. The Corporation understands and confirms that the Subscriber will rely on the foregoing representations and covenants in effecting the transaction contemplated by this Subscription Agreement. All disclosure provided to the Subscriber regarding the Corporation, its business and the transactions contemplated hereby, furnished by or on behalf of the Corporation (including the Corporation’s representations and warranties set forth in this Subscription Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements not misleading in light of the circumstances in which they were made;

(p)	the Corporation will also make on a timely basis such U.S., Canadian, provincial and state securities law notice filings as may be required to be made in connection with the offer and sale of the Special Warrants to the Subscriber;

(q)	at the Closing, the Corporation will deliver to the Subscriber a certificate executed by the chief executive officer, or the chief financial or accounting officer of the Corporation, dated the Closing Date, in form and substance reasonably satisfactory to the Subscriber, to the effect that the representations and warranties of the Corporation set forth in this Section 10 are true and correct as of the Closing Date, and the Corporation has complied in all material respects with all the agreements and satisfied all the conditions herein on its part to be performed or satisfied on or prior to such Closing Date;

(r)	except as may be required by applicable law, the Corporation will not use, directly or indirectly, the Subscriber’s name or the name of any of its affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of the Subscriber for the specific use contemplated or as otherwise required by applicable law or regulation;

(s)	the Corporation maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Corporation by insurers of recognized financial responsibility and the Corporation reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure. The Corporation has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect;

(t)	the Corporation will not, and will use its best efforts to ensure that any person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are construed under Rule 144 of the 1933 Act, do not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that would be integrated with the offer or sale of the Special Warrants in a manner that would require the registration under the 1933 Act of the sale of the Special Warrants to the Subscriber or that would be integrated with the offer or sale of the Special Warrants for purposes of the rules and regulations of Nasdaq or any other national securities exchange, market or trading or quotation facility on which the Common Shares are then listed or quoted;

(u)	assuming the accuracy of the representations and warranties of the Subscriber set forth in Section 9 hereof, the offer and sale of the Special Warrants to the Subscriber as contemplated hereby is exempt from the registration requirements of the 1933 Act, subject to filings to be made with the SEC and pursuant to “blue sky” securities laws or regulations and is exempt from the prospectus qualification and dealer registration requirements of Applicable Canadian Securities Laws, subject to the filing of exempt trade reports;

(v)	except as disclosed in the Securities Filings, none of the officers or directors of the Corporation and, to the Corporation’s knowledge, none of the employees of the Corporation is presently a party to any transaction with the Corporation (other than as holders of stock options and/or warrants, and for services as employees (including moving allowances and rental housing provided to certain employees), officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Corporation’s knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner;

(w)	the Corporation holds all authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Corporation as presently operated (the “Governmental Authorizations”) other than any Governmental Authorizations as to which the failure to obtain such authorization would not have, individually or when aggregated with all other such failures, a Material Adverse Effect. Without limiting the generality of the foregoing representations and warranties, the Corporation represents and warrants that it is in compliance with all applicable provisions of the United States Federal Food, Drug, and Cosmetic Act and any similar state, local or foreign law, except for any failure to be in compliance which would not have, individually or when aggregated with all other such failures, a Material Adverse Effect;

(x)	the Corporation is a reporting issuer not in default of any requirement of Applicable Securities Laws, except where such default would not have a Material Adverse Effect;

(y)	each of the TSX and Nasdaq, as applicable, have given all necessary conditional approvals required for the purchase and sale of the Special Warrants contemplated herein and the listing of the Underlying Shares; and

(z)	the Corporation has filed on SEDAR in each jurisdiction of Canada in which it is a reporting issuer, true and complete copies of all forms, reports, schedules, statements and other documents required by applicable securities laws to be filed by it since January 1, 2004, except where the failure to file such forms, reports, schedules, statements and other documents would not have a Material Adverse Effect. Such documents, at the time filed, (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable securities laws. The Corporation has not filed any confidential material change report with any securities authority or regulator, stock exchange or self regulatory authority which at the date hereof remains confidential.
11.	The Corporation agrees that its representations and warranties herein will be true and correct both as of the execution of this Subscription Agreement and as of the Closing and will survive the Closing for a period of two (2) years. The representations, warranties and covenants of the Corporation herein are made with the intent that they be relied upon by the Subscriber in determining the suitability of the investment, and the Corporation hereby agrees to indemnify the Subscriber and its directors, officers, employees, agents and representatives against any and all losses, claims, costs, expenses and damages or liabilities whatsoever which any of them may suffer or incur arising out of or based upon any representation or warranty of the Corporation contained herein or in the Letter Agreement or in any document furnished by the Corporation to the Subscriber in connection with this Subscription Agreement being untrue or any breach or failure by the Corporation to comply with any covenant or agreement made by the Corporation herein or in any document furnished by the Corporation to the Subscriber in connection herewith. The Corporation undertakes to notify the Subscriber as soon as practicable of any change in any representation or warranty relating to the Corporation set forth herein which takes place prior to the Closing, provided however, that the Corporation will notify the Subscriber of any such change prior to the Closing.
Closing
12.	The closing of the purchase and sale of the Special Warrants contemplated in this Subscription Agreement (the “Closing”) will take place at the offices of McCarthy Tétrault LLP, solicitors for the Corporation, Suite 1300, 777 Dunsmuir Street, Vancouver, British Columbia at 10:00 a.m. (Vancouver time) on October 21, 2005 or at such time or date or other place that is agreed to in writing between the Corporation and Subscriber.

13.	At the Closing, the Subscription Price will be paid by application of funds released from escrow to the Corporation pursuant to the terms of that escrow agreement dated September 6, 2005, as amended on October 13, 2005, made among the Corporation, the Subscriber and the Silicon Valley Bank, Deposit Escrow Services, 3003 Tasman Drive, Santa Clara, California (the “Escrow Agreement”) and the Subscriber will deliver or cause to be delivered to the Corporation a duly completed and originally executed copy of this Subscription Agreement (including all applicable Schedules attached hereto).

14.	The Subscriber will deliver or cause to be delivered a duly completed and originally executed copy of this Subscription Agreement to the Corporation (including all applicable Schedules attached hereto). The Corporation will be entitled to rely on delivery of a facsimile copy of this Subscription Agreement, and accept such facsimile copy, which accepted facsimile copy will constitute a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms hereof.

15.	The Subscriber will, promptly upon request by the Corporation, provide the Corporation with any additional information and execute and deliver to the Corporation additional undertakings, reports, questionnaires and other documents as may be required by Applicable Securities Laws or by any securities commission, stock exchange or other regulatory authority or as the Corporation may otherwise reasonably request in connection with the issue and sale of the Special Warrants and the qualification and registration of the Underlying Shares and file and otherwise assist the Corporation in filing such undertakings, reports, questionnaires or other documents as may be required. The Subscriber acknowledges and agrees that such undertakings, reports, questionnaires and other documents, when executed and delivered by the Subscriber, will form part of and will be incorporated into this Subscription Agreement with the same effect as if each constituted a representation and warranty or covenant of the Subscriber hereunder in favour of the Corporation. The Subscriber consents to the filing of such undertakings, reports, questionnaires and other documents as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated under this Subscription Agreement.

16.	The Corporation will, at the Closing, deliver to the Subscriber a certificate representing the Special Warrants, in the form attached hereto as Exhibit I to Schedule A, registered in the name of the Subscriber

(or in the name of such nominee of the Subscriber as may be directed by the Subscriber) in accordance with the Subscriber’s registration instructions set out on the execution page of this Subscription Agreement.
Expenses
17.	The Corporation will pay all expenses of or incidental to the delivery and sale of the Special Warrants, and the qualification and registration of the Underlying Shares under Applicable Securities Laws and of or incidental to all other matters in connection with the transactions herein set out, including, without limitation, (i) expenses payable in connection with the qualification and registration of the Underlying Shares (except for the fees of Subscriber’s counsel and other advisors), (ii) the fees and expenses of the Corporation’s counsel, accountants and other advisors, (iii) all costs incurred in connection with the preparation, printing and delivery of the Registration Statement, the Preliminary Prospectuses, the Final Prospectuses and any amendment or supplement thereto and (iv) the filing fees, including the SEC filing fee for the Registration Statement. Except as provided herein, the Subscriber will pay its own costs and expenses, including the fees of its counsel and other advisors.
General
18.	Terms which are used in this Subscription Agreement and not otherwise defined and which are defined in the Applicable Canadian Securities Laws have the meanings defined in the Applicable Canadian Securities Laws unless the context otherwise requires.

19.	The term “business day” when used in this Subscription Agreement means a day which is not Saturday or Sunday or a statutory or civic holiday or a day on which the principal chartered banks located at Vancouver, British Columbia are not open for business during normal banking hours.

20.	In the event that any day on or before which any action is required to be taken hereunder is not a business day as defined herein, then such action will be required to be taken on or before the requisite time on the next succeeding day that is a business day.

21.	In the event that any provision hereof has been determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remainder of such provision and any other provision hereof will not be affected or impaired thereby.

22.	Unless herein otherwise expressly provided, any notice to be given hereunder to the Corporation and to the Subscriber must be in writing and unless, the party receiving such notice consents to receive same in another manner, may be given by mail or by facsimile (with original copy to follow by mail) or by personal delivery and addressed as follows:
To the Corporation: Cardiome Pharma Corp. 6190 Agronomy Road Vancouver, British Columbia V6T 1Z3 Attention: Doug Janzen Fax No.: (604) 677-6915 To the Subscriber: Attention: Fax No.:

and will be deemed to have been given, if delivered, on the date of delivery or, if mailed, on the fifth business day following the date of the postmark on such notice or, if sent by facsimile, on the business day following facsimile transmission. Any delivery made or sent by facsimile on a day other than a business day, or after 3:00 p.m. (Vancouver time) on a business day, will be deemed to be received on the next following business day.

23.	The Corporation or the Subscriber, as the case may be, may from time to time give notice in the manner provided in Section 22 of a change of address which, from the effective date of such notice and until changed by like notice, will be the address of the Corporation or the Subscriber, as the case may be, for all purposes of this Subscription Agreement.

24.	If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees, any notice to be given to the Subscriber or to the Corporation hereunder could reasonably be considered unlikely to reach its destination, such notice will be valid and effective only if it is delivered to an officer of the party to which it is addressed or if it is delivered to such party at the appropriate address provided in Section 22 by facsimile or other means of prepaid, transmitted, recorded communication and any such notice delivered in accordance with the foregoing will be deemed to have been received on the date of delivery to such officer or if delivered by facsimile or other means of prepaid, transmitted, recorded communication, on the first business day following the date of the sending of such notice by the person giving such notice.

25.	Nothing in this Subscription Agreement or the Warrant Certificates, expressed or implied, gives or will be construed to give to any person other than the parties hereto any legal or equitable right, remedy or claim under this Subscription Agreement or the Warrant Certificates, or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto.

26.	The contract arising out of this Subscription Agreement and all documents relating thereto will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, excluding rules of private international law that lead to the application of the laws of any other jurisdiction. For the purpose of all legal proceedings, this Subscription Agreement will be deemed to have been performed in British Columbia and the Courts of British Columbia will have jurisdiction to entertain any action arising under this Subscription Agreement. The parties hereto each hereby attorns to the jurisdiction of the Courts of British Columbia.

27.	Time will be of the essence of this Subscription Agreement.

28.	This Subscription Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

29.	This Subscription Agreement, together with the Letter Agreement and the Escrow Agreement, represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

30.	No amendment to this Subscription Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto. No waiver of any breach of any provision of this Subscription Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

31.	The covenants, representations and warranties contained herein will survive the closing of the transactions contemplated hereby and the Subscriber acknowledges that the representations and warranties will continue in full force and effect notwithstanding any subsequent disposition by the Subscriber of any of the Underlying Shares.

32.	In this Subscription Agreement, unless otherwise expressly indicated, all dollar amounts and references to “$” are in or refer to United States dollars.

33.	Neither this Subscription Agreement nor any interest herein nor any rights arising thereunder may be assigned or transferred by the Subscriber without the express written consent of the Corporation.

34.	The division of this Subscription Agreement into paragraphs and the insertion of headings are for convenience of reference only and will not effect the construction or interpretation of this Subscription Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Subscription Agreement and not to any particular paragraph or any portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references here into paragraphs and subparagraphs are to paragraphs and subparagraphs of this Subscription Agreement.

35.	In this Subscription Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated associations and corporations.

36.	This Subscription Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same Subscription Agreement. Counterparts may be executed either in original or faxed form and the parties adopt any signature received by a receiving fax machine as original signatures of the parties.

37.	The schedules attached hereto are incorporated by reference and deemed to be part hereof.

38.	Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the closing of the transactions contemplated hereby, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Subscription Agreement.
IN WITNESS WHEREOF on the 21st day of October, 2005 the Subscriber has duly executed this offer and subscription.
SUBSCRIBER

By:
Registration Instructions:
ACCEPTANCE:
The Corporation hereby accepts the subscription as set forth above on the terms and conditions contained in this Subscription Agreement as of this 21st day of October, 2005.
CARDIOME PHARMA CORP.

By:
          Authorized Signatory

SCHEDULE A

TERMS GOVERNING SPECIAL WARRANTS

ARTICLE 1 INTERPRETATION
1.01     Definitions
                    Unless otherwise noted, all capitalized words and expressions used in this Schedule A (“Schedule A”) not otherwise defined will have the meanings ascribed to them in the Subscription Agreement to which this Schedule A is attached.
“Automatic Exercise Time” means, in respect of a Special Warrant, the date on which such Special Warrant will be automatically exercised, being 5:00 p.m. (Vancouver time) on the earlier of:
A.	the second business day after the date on which both of (i) and (ii) are satisfied: (i) the day on which the Final Receipt is issued or deemed to be issued by the Reviewing Authority and (ii) the day on which the Registration Statement is declared effective; and

B.	October 21, 2006, provided however that if on October 21, 2006 there remain trading restrictions on the Underlying Shares pursuant to Applicable Securities Laws, then the date on which such trading restrictions are lifted.
(for the avoidance of doubt, “trading restrictions” shall not be deemed to be in place if: (a) all of the holder’s Underlying Shares may be immediately sold by such holder in Canada without registration or qualification under Applicable Securities Laws, and (b) all of the holder’s Underlying Shares may be immediately sold in the United States pursuant to Rule 144 under the 1933 Act during any 90-day period without volume limitations and without registration or qualification under Applicable Securities Laws.

“Common Shares” means the common shares in the capital of the Corporation as such shares exist on the close of business on the Closing Date and, in the event there occurs a change referred to in Section 4.02 in respect of or affecting the Common Shares (whether or not such change results in an adjustment to the number of Common Shares issuable upon the exercise of the exercise rights of the Special Warrants), the term “Common Shares” will mean the shares, other securities, cash or other property which the Subscriber is entitled to receive upon exercise of its Special Warrants resulting from such change;

“Corporation’s Auditors” means Ernst & Young LLP, the firm of chartered accountants duly appointed as auditors of the Corporation for the time being;

“Exercise Date” means, with respect to any Special Warrant exercised by the Subscriber, the date on which the Warrant Certificate representing such Special Warrant together with a properly completed Exercise Notice is surrendered or, in the case of automatic exercise, the date on which the Special Warrant is automatically exercised to acquire Common Shares in accordance with the provisions of Article 3;

“Exercise Notice” has the meaning attributed thereto in Section 3.01(1);

“Issue Price” means $7.2387 per Special Warrant;

“Special Warrants” means the special warrants of the Corporation issued hereunder this Subscription Agreement which may be exercised for Common Shares on the terms and conditions set forth herein;

“Subsidiary of the Corporation” means a person of which voting securities carrying at least 50% of the votes attached to all voting securities are held, directly or indirectly other than by way of security only, by or for the benefit of the Corporation, the Corporation and one or more Subsidiaries, or one or more Subsidiaries of the Corporation; and, as used in this definition, voting securities means securities of a class

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or series of classes or series carrying a voting right to elect directors or equivalent management or supervisory persons under all circumstances provided that, for the purposes hereof, securities that only carry the right to vote conditionally on the happening of an event will not be considered voting securities whether or not such event has happened nor will any securities be deemed to cease to be voting securities solely by reason of a right to vote accruing to securities of another class or series of classes or series by reason of the happening of such event;

“Time of Exercise” means, in respect of any Special Warrant, the time of exercise thereof in accordance herewith;

“TSX” means the Toronto Stock Exchange;

“Warrant Certificate” means a certificate evidencing Special Warrants substantially in the form of the certificate set forth in Exhibit I to this Schedule A;

“written order of the Corporation”, “written request of the Corporation”, “consent”, “consent of the Corporation” and “certificate of the Corporation” and any other document required to be signed by the Corporation mean, respectively, a written order, request, consent and certificate or other document signed in the name of the Corporation by any officer or director of the Corporation, and may consist of one or more instruments so executed.
ARTICLE 2 SPECIAL WARRANTS
2.01     Form and Terms of Special Warrants
          (1)     Subject to Subsection 2.01(2), each Special Warrant will entitle the Subscriber, upon exercise of such Special Warrant (in accordance with either Subsection 3.01(1) or 3.01(2), as applicable) to acquire one Common Share without payment of any consideration in addition to the Issue Price paid upon the issuance of each Special Warrant.
          (2)     The number of Common Shares which are issuable upon the exercise of the Special Warrants will be adjusted in the events and in the manner specified in Article 4.
          (3)     The Warrant Certificate will be substantially in the form set out in Exhibit I to this Schedule A, will be dated as of the date hereof and will bear such distinguishing letters, legends and numbers as the Corporation may prescribe. Subject to Subsection 2.01(4), the Warrant Certificate will be issuable in any denomination.
          (4)     No Warrant Certificate evidencing any fraction of a Special Warrant will be issued or otherwise provided for.
2.02     Issue in Substitution for Lost Warrant Certificate
          (1)     In case the Warrant Certificate is mutilated, lost, destroyed or stolen, the Corporation, subject to applicable law, will issue and deliver a new certificate of like tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of such mutilated certificate, or in lieu of and in substitution for such lost, destroyed or stolen certificate.
          (2)     The Subscriber will bear the cost of the issue of a new certificate pursuant to this Section 2.02 and in case of loss, destruction or theft will, as a condition precedent to the issue thereof, furnish to the Corporation such evidence of ownership and of the loss, destruction or theft of the certificate so lost, destroyed or stolen as is satisfactory to the Corporation, acting reasonably, and such applicant may also be required to furnish an indemnity in amount and form satisfactory to the Corporation, acting reasonably, to save it harmless, and will pay the expenses, charges and any taxes applicable thereto to the Corporation in connection therewith.

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2.03     Warrantholder not a Shareholder
                    Nothing in this Subscription Agreement or in the holding of the Special Warrants evidenced by the Warrant Certificate or otherwise, will be construed as conferring upon the Subscriber any right or interest whatsoever as a shareholder of the Corporation, including, but not limited to, the right to vote at, to receive notice of, or to attend, meetings of shareholders or any other proceedings of the Corporation, or, except as set out in Section 4.02(4), the right to receive distributions.
2.04     Recognition of Registered Holder
          (1)     The Corporation will deem and treat the Subscriber as the absolute holder and owner of the Special Warrants evidenced by the Warrant Certificate for all purposes, and the Corporation will not be affected by any notice or knowledge to the contrary and, without limiting the foregoing, will not be bound by notice of any trust or be required to see to the execution thereof. Subject to the provisions of this Subscription Agreement and applicable law, the Subscriber will be entitled to the rights evidenced by such Warrant Certificate free from all equities or rights of set-off or counterclaim between the Corporation and any third party and all persons may act accordingly and the receipt by the Subscriber of the Common Shares obtainable upon the exercise of the Special Warrants represented thereby will be a good discharge to the Corporation for the same and the Corporation will not be bound to inquire into the title of the Subscriber, except where the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.
          (2)     The Subscriber will for all purposes of this Subscription Agreement be and be deemed to be the owner of the Special Warrants and will be entitled to the rights, privileges and obligations contained in the Warrant Certificate and this Subscription Agreement.
2.05     Notice to Subscriber
                    All notices to be given hereunder to the Subscriber will be deemed to be validly given if given in the manner contemplated in Section 22, or, if applicable, Section 24, of the Subscription Agreement. Any notice so given will be deemed to have been given at the time specified in such section.
ARTICLE 3 EXERCISE OF SPECIAL WARRANTS
3.01     Method of Exercise of Special Warrants
          (1)     Subject to Subsection 3.01(2) and to the Subscriber providing such assurances and executing such documents as may, in the reasonable opinion of the Corporation, be required to ensure compliance with Applicable Securities Laws, the Subscriber may, at any time prior to the Automatic Exercise Time, exercise the right thereby conferred on it to acquire, without further payment, Common Shares by surrendering to the Corporation at its mailing address appearing in Section 22 of the Subscription Agreement (as such address may from time to time be changed pursuant to Section 23 of the Subscription Agreement), or at any other place or places that may be agreed to in writing by the Corporation and the Subscriber, the Warrant Certificate evidencing the Special Warrants to be exercised, with a duly completed and executed exercise notice in the appropriate form set out in Exhibit II attached to this Schedule A (the “Exercise Notice”).
                    A Warrant Certificate with the duly completed and executed Exercise Notice will be deemed to be surrendered only upon actual delivery thereof to the Corporation as set out in this Section 3.01. Any Exercise Notice will be signed by the Subscriber or by the Subscriber’s duly authorized attorney, executor or other legal representative and will specify the number of Special Warrants that the Subscriber desires to exercise (being not more than those which he is entitled to exercise pursuant to the Warrant Certificate surrendered).
          (2)     Any outstanding Special Warrant that is not exercised prior to the Automatic Exercise Time for such Special Warrant will be automatically exercised at the Automatic Exercise Time. A share certificate representing the Common Shares issued upon the automatic exercise of Special Warrants will be issued and delivered by the Corporation to the Subscriber, subject to the Subscriber providing such assurances and executing such documents as may, in the reasonable opinion of the Corporation, be required to ensure compliance with Applicable Securities Laws. Within two business days of the date on which the Automatic Exercise Time occurs, the Corporation will notify the Subscriber that the Special Warrants have been automatically exercised and will forthwith, as soon as reasonably practicable thereafter deliver such certificate evidencing the Common Shares to the Subscriber.

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3.02     Effect of Exercise of Special Warrants
                    Upon exercise of Special Warrants and surrender by the Subscriber of the related Warrant Certificate in accordance with Subsection 3.01(1) or upon Special Warrants being automatically exercised in accordance with the provisions of Subsection 3.01(2), the Common Shares will be issued and the Subscriber will become the holder of record of such Common Shares on the Exercise Date unless the registers maintained by the Corporation’s transfer agent are closed on such date, in which case the Common Shares so obtained will be issued, and the Subscriber will become the holder of record of such Common Shares on the date on which such registers are reopened.
3.03     Exercise of Less than Entitlement
                    The Subscriber may exercise a number of Special Warrants evidenced by the Warrant Certificate to acquire a number of Common Shares that is less than the number that the Subscriber is entitled to exercise pursuant to the surrendered Warrant Certificate. In the event that the number of Common Shares to be issued to the Subscriber on exercise of the Special Warrants is less than the number that may be obtained upon exercise of the Special Warrants evidenced pursuant to the surrendered Warrant Certificate, the holder thereof will be entitled to receive, without charge except as aforesaid, a new Warrant Certificate in respect of the balance of the Special Warrants which the Subscriber was entitled to exercise pursuant to the surrendered Warrant Certificate and that were not then exercised.
3.04     No Fractional Shares
                    The Corporation will not be required to issue fractional Common Shares in satisfaction of its obligations hereunder. If any fractional interest in a Common Share would, except for the provisions of this Section 3.04, be deliverable upon the exercise of a Special Warrant, the Corporation may, in lieu of delivering such fractional Common Share satisfy the right to receive such fractional interest by payment to the holder of such Special Warrant of an amount in cash equal (computed in the case of a fraction of a cent to the next lower cent) to the value of the right to acquire such fractional interest on the basis of $7.2387 per Common Share.
3.05     Expiration of Warrant Certificates
                    Immediately following the Automatic Exercise Time, all rights under any Warrant Certificate in respect of which the right of exercise into Common Shares herein and therein provided for and not theretofore exercised by the Subscriber will wholly cease and terminate and such Warrant Certificate will be void and of no effect or value subject to the rights to receive Common Shares in respect of the exercise of any Special Warrants.
3.06     Cancellation of Surrendered Special Warrants
                    All Warrant Certificates surrendered to the Corporation pursuant to Sections 2.02, or 3.01 will be cancelled by the Corporation.
3.07     Recording
                    The Corporation will record on a register of Special Warrants the particulars of the Warrant Certificates surrendered, which will include the Exercise Date and the number of Common Shares obtained upon exercise.
3.08     Transfer Restrictions on Common Shares
                    If at the Time of Exercise of the Special Warrants the Common Shares acquired upon exercise thereof remain subject to hold periods or other transfer restrictions pursuant to Applicable Securities Laws, the Corporation may, upon the advice of counsel, endorse any Common Share certificate to such effect by placing the following legend on such certificate:

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“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) IN A TRANSACTION OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, OR (D) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION AFTER PROVIDING TO THE CORPORATION A WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF ALL APPLICABLE UNITED STATES FEDERAL AND STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA AND, IN CONNECTION WITH ANY SALE OF SUCH SECURITIES PURSUANT TO THE FOREGOING CLAUSE (B) AT A TIME WHEN THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN RULE 902 UNDER THE U.S. SECURITIES ACT, THE LEGEND MAY BE REMOVED BY PROVIDING A DECLARATION TO THE CORPORATION’S TRANSFER AGENT IN SUCH FORM AS THE CORPORATION MAY REASONABLY PRESCRIBE, TO THE EFFECT THAT THE SALE OF THE SECURITIES IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE FEBRUARY 22, 2006.”
ARTICLE 4 ADJUSTMENT OF EXERCISE
4.01     Definitions
                    In this Article 4, references to record date refers to the particular time on such relevant date stipulated for such event and otherwise refers to 5:00 p.m. (Vancouver time) on such date.
4.02     Adjustment of Exercise Rights
                    The exercise rights of the Special Warrants may be subject to adjustment from time to time in the events and in the manner provided as follows:
          (1)     Common Share Reorganization. If at any time after the date hereof and before the Time of Exercise the Corporation:
(a)	issues to all or substantially all of the holders of the Common Shares by way of a stock distribution, stock dividend or otherwise, Common Shares or securities exchangeable for or convertible into Common Shares (the “Convertible Securities”),

(b)	subdivides its outstanding Common Shares into a greater number of Common Shares, or

(c)	consolidates its outstanding Common Shares into a lesser number of Common Shares,

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or a record date for any of the foregoing events occurs (any of such events in these clauses (a), (b) and (c) being called a “Common Share Reorganization”), then the number of Common Shares obtainable upon the exercise of each Special Warrant will be adjusted as of the record date at which the holders of Common Shares are determined for the purpose of the Common Share Reorganization by multiplying the number of Common Shares theretofore obtainable on the exercise thereof immediately prior to such record date by a fraction, the numerator of which will be the number of Common Shares outstanding as of such record date after giving effect to such Common Share Reorganization and the denominator of which will be the number of Common Shares outstanding on the record date before giving effect to such Common Share Reorganization. For the purposes of determining the number of Common Shares outstanding at any particular time for the purposes of this Subsection 4.02(1), there will be included that number of Common Shares which would have resulted from the conversion at that time of all Convertible Securities.
          (2)     Capital Reorganization. If at any time after the date hereof and before the Time of Exercise there is a reclassification of Common Shares at any time outstanding or a change of the Common Shares into other shares or into other securities (other than a Common Share Reorganization), or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any corporation or other entity (other than a consolidation, amalgamation, arrangement or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares or securities), or a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another entity, or a record date for any of the foregoing events occurs, (any of such events being herein called a “Capital Reorganization”), the Subscriber exercises its Special Warrants to acquire Common Shares pursuant to Special Warrants then held after the record date or effective date of such Capital Reorganization will be entitled to receive, and will accept in lieu of the number of Common Shares to which the Subscriber was theretofore entitled upon such exercise, the aggregate number of shares, warrants, other securities or other property which the Subscriber would have been entitled to receive as a result of such Capital Reorganization if, on the effective date of such Capital Reorganization, the Subscriber had been the registered holder of the number of Common Shares to which such holder was theretofore entitled upon exercise of the Special Warrant subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in Sections 4.02 and 4.03 hereof, provided however, that no such Capital Reorganization will be carried into effect unless all necessary steps have been taken to so entitle the Subscriber. If determined appropriate by the Corporation, acting reasonably, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Article 4 with respect to the rights and interests thereafter of the Subscriber to the end that the provisions set forth in this Article 4 will thereafter correspondingly be made applicable as nearly as may be reasonable in relation to any shares, warrants, other securities or other property thereafter deliverable upon the exercise of any Special Warrant. Any such adjustments will be made by and set forth in terms and conditions supplemental hereto approved by the Corporation, acting reasonably and absent manifest error, will for all purposes be conclusively deemed to be the appropriate adjustment.
          (3)     If at any time after the date hereof and prior to the Time of Exercise, the Corporation issues or distributes to the holders of all or substantially all of the outstanding Common Shares, cash or securities of the Corporation, including rights, options or warrants to acquire shares of the Corporation or securities convertible into or exchangeable for shares of the Corporation or property or assets, including cash or evidences of indebtedness, other than as a result of a Common Share Reorganization, a Capital Reorganization or a record date for any of the foregoing events occurs, the Subscriber, if it holds any Special Warrants which will thereafter be exercised will be entitled to receive, and will receive for the same aggregate consideration payable, if any, in addition to the number of Common Shares to which the Subscriber was theretofore entitled upon such exercise, the kind and amount of shares or other securities or property which result from such issue or distribution as if, on the record date at which holders of Common Shares are determined for the purpose thereof, the Subscriber had been the registered holder of the number of Common Shares to which the Subscriber was theretofore entitled upon such exercise.
          (4)     For greater certainty, the Subscriber will be entitled to receive distributions in respect of the Common Shares underlying such Special Warrants only if such Special Warrants are exercised.
4.03     Rules Regarding Calculation of Adjustment of Number of Common Shares Obtainable Upon Exercise
          (1)     The adjustments provided for in Section 4.02 are cumulative and will, in the case of adjustments to the number of Common Shares obtainable upon the exercise of Special Warrants, be computed to the nearest one-tenth of one percent and will be made successively whenever an event referred to therein occurs, subject to the following Subsections of this Section 4.03.

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          (2)     No adjustment will be made in the number of Common Shares obtainable upon exercise of a Special Warrant into Common Shares unless it would result in a change of at least 0.025 of a Common Share; provided, however, that any adjustments that, except for the provisions of this Subsection 4.03(2), would otherwise have been required to be made will be carried forward and taken into account in any subsequent adjustment.
          (3)     No adjustment will be made to the number of Common Shares obtainable upon exercise of a Special Warrant in respect of any event described in paragraph 4.02(1)(a) or Subsection 4.02(3) if the holders of the Special Warrants are entitled to participate in the event on the same terms, mutatis mutandis, as if they had exercised their Special Warrants immediately prior to the effective date or record date of the event.
          (4)     No adjustment in the number of Common Shares obtainable upon the exercise of Special Warrants will be made pursuant to Section 4.02 in respect of the issue from time to time:
(i)	of Common Shares otherwise obtainable on exercise of the Special Warrants;

(ii)	of Common Shares pursuant to any share options or share option plans or share purchase plans or other benefit plans in force at the date hereof for directors, officers, employees, advisers or consultants of the Corporation, as such option or plan is amended or superseded from time to time in accordance with the requirements of the TSX and Applicable Securities Laws, and such other benefit plans as may be adopted by the Corporation in accordance with the requirements of the TSX and Applicable Securities Laws; or

(iii)	of Common Shares pursuant to the exercise or conversion of securities outstanding prior to the Effective Time issued by the Corporation or a Subsidiary of the Corporation and in accordance with the terms thereof, and such issue will be deemed not to be a Common Share Reorganization or a Capital Reorganization.
          (5)     If a dispute arises at any time with respect to adjustments provided for in Section 4.02, such dispute will be conclusively determined by the Corporation’s Auditors, or if they are unable or unwilling to act, by such other firm of nationally recognized independent chartered accountants as may be selected by the Corporation and any such determination will be binding upon the Corporation and the Subscriber. Such auditors or accountants will be provided access to all necessary records of the Corporation. In the event that any such determination is made, the Corporation will deliver a certificate to the Subscriber describing such determination.
          (6)     If the Corporation after the date of issue of the Special Warrants takes any action affecting the Common Shares other than an action described in Section 4.02, which, in the opinion of the Corporation, would materially affect the rights of the Subscriber, the number of Common Shares obtainable upon exercise of Special Warrants will be adjusted in such manner, if any, and at such time, by the Corporation, in its sole discretion as it may determine to be equitable in the circumstances, but subject in all cases to any necessary regulatory approval. Failure of the taking of action by the Corporation so as to provide for an adjustment on or prior to the effective date of any action by the Corporation affecting the Common Shares will be conclusive evidence that the Corporation has determined that it is equitable to make no adjustment in the circumstances. If any such adjustment is made, the Corporation will deliver a certificate to the Subscriber describing such adjustment.
          (7)     If the Corporation sets a record date to determine the holders of the Common Shares for the purpose of entitling them to receive any issue or distribution of any rights, options, warrants or other securities or property, including cash, and thereafter and before such distribution or issue to such shareholders abandons its plan to make such distribution or issue, then no adjustment in the number of Common Shares which may be acquired upon exercise of any Special Warrant will be required by reason of the setting of such record date.

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          (8)     The Corporation will not be required to issue fractional shares in satisfaction of its obligations hereunder. Fractional interests in Common Shares will be dealt with in accordance with Section 3.04 hereof. Where fractional interests in other shares, warrants, securities or property to be received as a result of a Capital Reorganization would, except for the provisions of this Subsection, be deliverable upon the exercise of a Special Warrant, the Corporation will make a cash payment equal to the fair market value of the fraction of such shares, warrants, securities or property not so delivered.
          (9)     As a condition precedent to the taking of any action which would require any adjustment in any of the exercise rights pursuant to any of the Special Warrants, including the number or class of shares or other securities that are to be received upon the exercise thereof, the Corporation will take any action which may, in the opinion of counsel to the Corporation, be necessary in order that the Corporation have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which all the holders of such Special Warrants are entitled to receive on the full exercise thereof in accordance with the provisions thereof.
4.04     Postponement of Exercise
                    In any case in which this Article 4 may require that an adjustment will be effective immediately after a record date for an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing to the Subscriber of any Special Warrant exercised after such record date and before the occurrence of such event, the additional Common Shares or other shares, warrants, securities or other property, including cash, issuable upon such exercise by reason of the adjustment required by such event provided, however, that the Corporation will deliver to such holder an appropriate instrument evidencing such holder’s right, upon the occurrence of the event requiring the adjustment, to an adjustment in the number of Common Shares or other shares, warrants, securities or other property obtainable on the exercise of any Special Warrant and to such distributions declared with respect to any additional Common Shares issuable on the exercise of any Special Warrant.
4.05     Notice of Adjustment of Number of Common Shares Obtainable Upon Exercise
          (1)     At least ten business days prior to the earlier of the effective date or record date of any event which requires or might require adjustment in any of the exercise rights pursuant to any of the Special Warrants, including the number of Common Shares which are obtainable upon the exercise thereof, or such longer period of notice as the Corporation may be required to provide holders of Common Shares in respect of any such event, the Corporation will give notice to the Subscriber by way of a certificate of the Corporation specifying the particulars of such event and, if determinable, the required adjustment and the computation of such adjustment.
          (2)     In case any adjustment for which a notice in Subsection (1) of this Section 4.05 has been given is not then determinable, the Corporation will promptly after such adjustment is determinable give notice to the Subscriber, the transfer agent for the Common Shares and the Subscriber of the adjustment and the computation of such adjustment.
ARTICLE 5 COVENANTS
5.01     Covenants of the Corporation
                    The Corporation covenants with the Subscriber that so long as any Special Warrants remain outstanding:
(a)	it will reserve and keep available a sufficient number of Common Shares for the purpose of enabling it to satisfy its obligations to issue Common Shares upon the exercise of the Special Warrants;

(b)	it will cause the Common Shares issuable upon exercise of the Special Warrants to be duly issued in accordance with the Warrant Certificates and the terms hereof;

(c)	all Common Shares that are issued upon exercise of Special Warrants will be fully paid and non-assessable;

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(d)	it will not take any other action that might deprive the Subscriber of the opportunity of exercising its rights pursuant to the Special Warrants held by it during the period of notice required by Subsection 4.05(1);

(e)	it will perform all its covenants and carry out all of the acts or things to be done by it as provided in this Subscription Agreement;

(f)	it will use its commercially reasonable best efforts to obtain the Final Receipt as soon as possible but in any event within 120 days of the date of this Subscription Agreement;

(g)	it will send a written notice to the Subscriber to (i) notify it of the issuance of the Final Receipt; and (ii) provide a copy of the Canadian Final Prospectus and the Registration Statement, as soon as practicable but, in any event, not later than three business days after the date on which both the Final Receipt is obtained and the Registration Statement is declared effective;

(h)	it will send a written notice to the Subscriber to notify it of the record date for the determination of holders of Common Shares for the purposes of any issuance, distribution or rights offering to holders of such securities or any other transaction referred to in Section 4.01, not later than ten business days prior to such record date;

(i)	it will at all times maintain its existence while any Special Warrants are outstanding, carry on and conduct its business in a corporate and business-like manner, keep or cause to be kept proper books of accounts in accordance with generally accepted accounting practice;

(j)	it will make all requisite filings, including filings with appropriate regulatory authorities, required to be made by the Corporation in connection with the issue and sale of the Special Warrants and the exercise of the Special Warrants and the issue of Common Shares upon such exercise;

(k)	it will use its commercially reasonable efforts to maintain its status as a “reporting issuer” or equivalent not in default in the Qualifying Province; and

(l)	it will maintain the listing of the Common Shares on TSX and the Nasdaq.
5.02     Securities Qualification Requirements
          (1)     If, in the opinion of counsel of the Corporation, any instrument (other than the Canadian Final Prospectus and the Registration Statement) is required to be filed with, or any permission, order or ruling is required to be obtained from, any securities regulatory authority (including the Reviewing Authority) or any other step is required under any federal or provincial law of Canada before the Special Warrants may be exercised or the Common Shares may be issued to the Subscriber (other than as a result of the Subscriber failing to comply with its representations and warranties contained in this Subscription Agreement in the Qualifying Province, the Corporation covenants that it will use commercially reasonable best efforts to file such instrument, obtain such permission, order or ruling or take all such other actions, at its expense, as are reasonably required or appropriate in the circumstances, other than matters which must be undertaken by applicable law.
          (2)     The Corporation will give written notice of the issue of the Common Shares pursuant to the exercise of the Special Warrants, in such detail as may be required, to the Reviewing Authority in accordance with applicable law.
5.03     Successor Entities
                    In the case of the consolidation, amalgamation, merger or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another entity (“successor entity”), the successor entity resulting from such consolidation, amalgamation, merger or transfer (if not the Corporation) will expressly assume, the due and punctual performance and observance of each and every covenant and condition of this Schedule A to be performed and observed by the Corporation.

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EXHIBIT I

FORM OF WARRANT CERTIFICATE
The following together with the Exercise Notice set out in Schedule A is the form of Warrant Certificate referred to in Subsection 2.01(3)):
CARDIOME PHARMA CORP.

NO.: 0001	SPECIAL WARRANTS
THE SPECIAL WARRANTS (THE “SPECIAL WARRANTS”) REPRESENTED BY THIS WARRANT CERTIFICATE ARE EXERCISABLE AT THE OPTION OF THE HOLDER AT ANY TIME UP TO 5:00 P.M. (VANCOUVER, BRITISH COLUMBIA, CANADA TIME) (THE “AUTOMATIC EXERCISE TIME”) ON THE EARLIEST OF (I) THE SECOND BUSINESS DAY AFTER THE DATE THE FINAL RECEIPT IS ISSUED OR DEEMED TO BE ISSUED BY THE APPLICABLE SECURITIES REGULATOR; AND (II) OCTOBER 21, 2006, PROVIDED HOWEVER THAT IF ON OCTOBER 21, 2006 THERE REMAIN TRADING RESTRICTIONS ON THE COMMON SHARES UNDERLYING THE SPECIAL WARRANTS PURSUANT TO APPLICABLE SECURITIES LAWS, THEN THE DATE ON WHICH SUCH TRADING RESTRICTIONS ARE LIFTED. AT THE AUTOMATIC EXERCISE TIME, SUCH SPECIAL WARRANTS WILL BE AUTOMATICALLY EXERCISED AND HOLDERS WILL ACQUIRE COMMON SHARES OF CARDIOME PHARMA CORP.

THE SPECIAL WARRANTS REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED AND ARE NON-TRANSFERABLE.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE FEBRUARY 22, 2006, UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION, THE HOLDER SHALL NOT TRADE THE COMMON SHARES ISSUABLE UPON DUE EXERCISE OF THE SPECIAL WARRANTS BEFORE FEBRUARY 22, 2006.
               THIS IS TO CERTIFY THAT for value received,                 is entitled at any time up to the Automatic Exercise Time, to exercise each Special Warrant represented hereby to acquire one Common Share of the Corporation, without payment of any consideration in addition to the consideration paid for such Special Warrant. In the event of any inconsistency between this Warrant Certificate and the registers referred to in Section 3.07 of Schedule A to the Subscription Agreement dated October 21, 2005 between the Corporation and                 (the “Subscriber”), in the absence of evidence to the contrary, this Warrant Certificate will prevail. Initially capitalized terms defined in the Subscription Agreement and not defined in this Warrant Certificate, have the meanings ascribed thereto in the Subscription Agreement.
               On the second business day following the date on which the Automatic Exercise Time occurs, the Corporation will notify the Subscriber if it did not exercise such Special Warrants prior to the Automatic Exercise Time, that such Special Warrants have been automatically exercised. The Subscriber will be required to provide the Corporation with such details regarding the account through which the Subscriber will hold Common Shares as the Corporation may require.
               Upon surrender of this Warrant Certificate and the duly completed and executed Exercise Notice forming part of this Warrant Certificate to the Corporation, the Corporation will cause to be issued a share certificate evidencing the number of Common Shares to be issued to the Subscriber registered in the name of the Subscriber, and the Corporation will cause the register maintained by the Corporation to reflect the issuance of such Common Shares to the Subscriber within five business days of the surrender of this Warrant Certificate. The registered holder of this Warrant Certificate may exercise a number of Special Warrants represented hereby which is less than the

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total number of Special Warrants represented by this Warrant Certificate and in such event the registered holder hereof will be entitled to receive a new Warrant Certificate or Warrant Certificates in respect of the balance of the Special Warrants represented by this Warrant Certificate not then exercised to acquire Common Shares.
               This Warrant Certificate is issued under and pursuant to the Subscription Agreement. Reference is hereby made to the Subscription Agreement and any instruments supplemental thereto for a description of the terms and conditions upon which such Warrant Certificate is issued and is to be held, all to the same effect as if the provisions of the Subscription Agreement and all instruments supplemental thereto were herein set forth. By acceptance hereof, the holder of this Warrant Certificate assents to all of the provisions contained in the Subscription Agreement and all instruments supplemental thereto. To the extent the terms and conditions set forth in this Warrant Certificate conflict with the terms and conditions of the Subscription Agreement, the Subscription Agreement will prevail.
               The Subscription Agreement provides for adjustment in the number of Common Shares to be issued upon exercise of Special Warrants in certain events therein set forth.
               The registered holder of this Warrant Certificate may at any time up to the Automatic Exercise Time upon the surrender hereof to the Corporation at its office in the City of Vancouver, British Columbia and payment of any charges provided for in the Subscription Agreement, exchange this Warrant Certificate for other Warrant Certificates evidencing in the aggregate the same number of Special Warrants.
               The Special Warrants represented by this Warrant Certificate are non-transferable.
               The holding of this Warrant Certificate will not, under any circumstances, be construed as conferring any right or interest whatsoever as a shareholder of the Corporation except as expressly provided herein and in the Subscription Agreement.
               On the date that is two days after the Automatic Exercise Time this Warrant Certificate and all rights hereunder will be void and of no value provided that the Common Shares or other stock has been issued.
               Time is of the essence hereof.
               IN WITNESS WHEREOF this Warrant Certificate has been executed on behalf of Cardiome Pharma Corp. as of the 21st day of October, 2005.

CARDIOME PHARMA CORP.
By:
Authorized Signatory

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EXHIBIT II

FORM OF EXERCISE NOTICE
The following is the form of Exercise Notice:
To:     Cardiome Pharma Corp.
EXERCISE NOTICE
                    FOR VALUE RECEIVED, the undersigned hereby exercises                          Special Warrants (the “Special Warrants”) of Cardiome Pharma Corp. (the “Corporation”) represented by the attached Warrant Certificate and appoints the Corporation as its attorney to record the said exercise of the Special Warrants to acquire Common Shares registered in the name of                          .
                    The undersigned acknowledges and agrees to comply with the restrictions on transfer of the Common Shares issuable upon exercise of the Special Warrants referred to in the subscription agreement and the schedules appended thereto (the “Subscription Agreement”) entered into by the Corporation and                           dated as of October 21, 2005. Terms used in this Exercise Notice but not defined have the meanings specified in the Subscription Agreement.

DATED
SUBSCRIBER

By:

NOTICE:	The signature on this notice must correspond with the name as written upon the face of this Warrant Certificate (or, in the case of a corporate holder, by a duly authorized representative) in every particular without alteration or enlargement or any change whatsoever.

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SCHEDULE C

UNITED STATES ACCREDITED INVESTOR CERTIFICATION
TO:     Cardiome Pharma Corp.
In connection with the acquisition by the Subscriber of Special Warrants of Cardiome Pharma Corp., the Subscriber represents and warrants as follows:
1.          The Subscriber is an institution or an individual that is an “accredited investor” as defined in Rule 501(a) of Regulation D under the 1933 Act, because it is:
               PLEASE PLACE AN “X” AGAINST THE APPROPRIATE CATEGORY OR CATEGORIES BELOW:
☐	A bank (as defined in Section 3(a)(2) of the 1933 Act) or a savings and loan association or other institution (as defined in Section 3(a)(5)(A) of the 1933 Act), acting either in its individual capacity or in a fiduciary capacity.

☐	A broker or dealer registered under Section 15 of the 1934 Act.

☐	An insurance company (as defined in Section 2(13) of the 1933 Act).

☐	An investment company registered under the U.S. Investment Company Act of 1940.

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	A business development company (as defined in Section 2(a)(48) of the Investment Company Act).

☐	A private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940).

☐	A tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the Special Warrants with total assets of more than U.S. $5 million.

☐	A corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Special Warrants, with total assets of more than U.S. $5 million.

☐	Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

☐	An employee benefit plan not subject to ERISA, with total assets of more than $5 million, established and maintained by a state of the United States, a political subdivision of a state, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees.

☐	A trust, with total assets in excess of U.S. $5 million, not formed for the specific purpose of acquiring the Special Warrants, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D under the 1933 Act.

☐	A director or executive officer of the Corporation.

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☐	A natural person with individual net worth, or joint net worth with his or her spouse, at the time of purchase in excess of $1,000,000.

☐	A natural person with an individual income in excess of $200,000 in each of the last two years or joint income with his or her spouse in excess of $300,000 in each of those years, and who reasonably expects to reach the same income level in the current year.

☐	An entity in which all of the equity owners are accredited investors.
(As used herein, the term “net worth” means the excess of total assets over total liabilities. In computing net worth, the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances. In determining income, an investor should add to adjusted gross income any amount attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.)
               The Corporation is irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. The Subscriber’s investment decision with respect to the Special Warrants was made on or prior to the date set forth below.
Dated:     October 21, 2005.

SUBSCRIBER

By:

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SCHEDULE D

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:	[TRANSFER AGENT]
as registrar and transfer agent for Common Shares of Cardiome Pharma Corp.
The undersigned (a) acknowledges that the sale of the securities of Cardiome Pharma Corp.. (the “Corporation”) to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”) and (b) certifies that (1) the undersigned is not an affiliate of the Corporation as that term is defined in the 1933 Act, (2) the offer of such securities was not made to a person in the United States and either (A) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (B) the transaction was executed in, on or through the facilities of the Toronto Stock Exchange or the Toronto Stock Exchange or any other designated offshore securities market as defined in Regulation S under the 1933 Act and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3) neither the seller nor any affiliate of the seller nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities, (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as such term is defined in Rule 144(a)(3) under the 1933 Act), (5) the seller does not intend to replace the securities sold in reliance on Rule 904 of the 1933 Act with fungible unrestricted securities and (6) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the 1933 Act. Terms used herein have the meanings given to them by Regulation S.
Dated:

Name of Seller
By:
Name:
Title:

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